UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway,
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Shares	BLFS	NASDAQ Capital Market

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2021, the Board of Directors (the “Board”) of BioLife Solutions, Inc. (the “Company”) appointed Amy DuRoss and Rachel Ellingson to fill two vacancies on the Board. Each of the new directors qualifies as “independent” under Nasdaq Stock Market rules.

Ms. DuRoss will serve as a member of the Company’s Audit Committee and Compensation Committee. Ms. DuRoss currently serves as chief executive officer of Vineti, Inc., a healthcare technology company, since co-founding Vineti in April 2016.  Ms. DuRoss has led Vineti and its software as a service platform to the forefront of innovation supporting cell and gene therapy manufacturing, delivery and patient follow up. Before co-founding Vineti, Ms. DuRoss focused on healthcare new business creation for GE Ventures, a venture capital subsidiary of General Electric (NYSE: GE), serving as a managing director from May 2013 to May 2017. Prior to GE, Ms. DuRoss was chief business officer at Navigenics, Inc., a genomics company sold to Life Technologies Corporation in 2012. Ms. DuRoss was co-founder and executive director of Proposition 71, California's stem cell research initiative passed in 2004, as well as chief of staff at the resulting state grant oversight agency. Ms. DuRoss was named a 2016 Health Innovator Fellow by the Aspen Institute. Ms. DuRoss also serves as a member of the board of directors for the ARM Foundation for Cell and Gene Medicine. Ms. DuRoss holds a MBA, Masters degree in English, and Bachelors of Arts degree in English from Stanford University.

Ms. Ellingson will serve as a member of the Company’s Compensation Committee, Audit Committee and Nominating and Governance Committee. Since April 2018, Ms. Ellingson has served as senior vice president and chief strategy officer at Zimmer Biomet Holdings, Inc., a medical device company (NYSE: ZBH).  As a member of the executive leadership team at ZBH, Ms. Ellingson is responsible for global oversight of strategy, business development and integration. Prior to joining ZBH, Ms. Ellingson served as vice president, corporate strategy and as a member of the executive leadership team at St. Jude Medical, Inc., a medical device company, from 2011 to 2017. Before joining St. Jude Medical, Ms. Ellingson served as vice president, business development and investor relations at AGA Medical Corporation, a developer and manufacturer of cardiovascular medical devices. Prior to joining AGA Medical, Ms. Ellingson was an investment banker, most recently as a managing director, healthcare investment banking with Bank of America Corporation (NYSE: BAC) and prior to that, was with Cowen & Company (NASDAQ: COWN). Ms. Ellingson holds an MBA in Finance from the University of Connecticut and a Bachelor of Arts degree from the University of Rhode Island.

There are not any arrangements or understandings between the new directors and any other persons pursuant to which such director was selected as a director.

There are no related-party transactions in which either of the new directors or any of their immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Ellingson and Ms. DuRoss will receive the same compensation as the Company’s other non-employee directors as described under “Board of Directors-Executive Compensation” in the Company’s 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021.

On April 6, 2021, the Company issued a press release announcing the election of Ms. Ellingson and Ms. DuRoss. A copy of the Company’s press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1         Press Release, dated April 6, 2021.
104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.
Date: April 7, 2021	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer and Chief Operating Officer